EXHIBIT 99.1

PRESS RELEASE

INTERPOOL, INC. TO CONSOLIDATE SHORT TERM LEASING SUBSIDIARY, DELAY FILING OF FORM 10-Q FOR SECOND QUARTER AND TERMINATE RIGHTS OFFERING

PRINCETON, NJ, August 14, 2002 – Interpool, Inc. (NYSE:IPX) announced today that its financial statements for the second quarter ended June 30, 2002 will include consolidated information for Container Applications International, Inc. (CAI). Previously, CAI, a 50% owned affiliate of Interpool which concentrates on short term container leasing, was accounted for as an unconsolidated subsidiary under the equity method of accounting.

On June 27, 2002, CAI entered into a new senior credit agreement with a group of banks. To facilitate the closing of this new credit facility, Interpool agreed to extend the repayment terms of a CAI subordinated note held by Interpool. At the same time Interpool also gained a majority position on CAI’s board of directors. Interpool has determined that as a result of these transactions, Interpool’s financial statements for the quarter ended June 30, 2002 must include CAI as a consolidated subsidiary. Interpool is currently evaluating whether consolidation is required for any earlier periods.

Because CAI observes a June 30 fiscal year, it is currently in the process of preparing its year end financial statements, a process that normally requires 60 days. As a result of the required consolidation, Interpool announced that it must postpone the release of its second quarter financial results and the filing of its corresponding Form 10-Q for the quarter ended June 30, 2002 until its consolidated financial statements are prepared by management and a review is completed by Interpool’s independent public accountants.

The results of CAI’s operations recorded by Interpool under the equity method have historically accounted for less than 4% of Interpool’s income before taxes. Although, as indicated above, the June 30, 2002 financial statements have not been completed or reviewed, and the amounts are therefore subject to adjustment, management believes the consolidation of CAI into Interpool’s second quarter financial results will add approximately $150 million in assets and $100 million in debt to Interpool’s June 30, 2002 balance sheet, resulting in consolidated assets and debt of approximately $2.15 billion and $1.55 billion, respectively.

In light of the delay in completing Interpool’s consolidated financial statements, Interpool also announced that it will be terminating its pending subscription rights offering and refunding investor funds that have been deposited to date. The Company intends to re-commence the rights offering once the required consolidated financial statements are available.

On August 5, 2002, Interpool filed a report on Form 8-K with the Securities and Exchange Commission to report the termination of Arthur Andersen LLP as Interpool’s independent public accountants and the engagement of KPMG LLP as its independent public accountants for 2002.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from 30 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.